Exhibit 10.5

                            SEVERANCE AGREEMENT

     This Agreement is made the 28th day of December, 1999, by and between Potomac Electric Power Company (the "Company") and William J. Sim (the "Executive").

     WHEREAS, the Company recognizes the need to avoid the loss or serious distraction of the Executive to the detriment of the Company and its stockholders during periods surrounding a Change in Control, when the Executive's undivided attention and commitment to the needs of the Company are particularly important; and

     WHEREAS, the Executive desires to devote his or her time and energy for the benefit of the Company and its stockholders and not to be distracted during the period surrounding Change in Control; and

     WHEREAS, the Company and the Executive wish to achieve the foregoing objectives by entering into this Severance Agreement (or, if the Executive previously entered into a Severance Agreement with the Company, wish to better achieve the foregoing objectives by amending and restating such prior Severance Agreement which amended and restated Agreement shall, as of the date first above written, supersede the prior Severance Agreement).

     NOW, THEREFORE, the parties agree as follows:

1.   Definitions

     1.1      Change in Control.  Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

             (a)      Any "Person" (other than (i) those Persons in control of the Company as of the Effective Date, (ii) any person or persons acting on behalf of the Company in a distribution of stock to the public, (iii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (iv) a corporation owned directly or indirectly by the stockholders (immediately prior to such transaction) of the Company in substantially the same proportions as their ownership of stock of the Company) becomes a Beneficial Owner, directly, or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

            (b)     (i)      a complete or substantial liquidation of the Company; or (ii) the sale or disposition of all or substantially all the Company's assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation or entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

     In no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity Executive in the purchasing company or group (except for: (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors of the Company).

     1.2     Qualifying Termination

             (a)      The occurrence of any one or more of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall constitute a "Qualifying Termination."

                    (i)      The Company's involuntary termination of the Executive's employment without Cause (as defined in Section 1.4);

                    (ii)      The Executive's voluntary employment termination for Good Reason (as defined in Section 1.3);

                    (iii)      Failure or refusal by a successor company to assume the Company's obligations under this Agreement in its entirety, as required by Section 9 herein; or

                    (iv)      Commission by the Company, or any successor company, of a material breach of any of the provisions of this Agreement.

            (b)      A Qualifying Termination also shall include an involuntary termination of the Executive, without Cause, "in contemplation of," but prior to, a Change in Control of the Company. An involuntary termination shall be deemed to be "in contemplation of," a Change in Control if it occurs at any time subsequent to (but in no event after) an actual Change in Control):

                   (i)      The Board of Directors accepting, or recommending to the Company's shareholders the acceptance of, an offer from any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company (immediately prior to such transaction) in substantially the same proportions as their ownership of stock of the Company) to become the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

                  (ii)      The Board of Directors approving, or recommending to the Company's shareholders for approval: (a) a plan of complete or substantial liquidation of the Company, or (b) an agreement for the sale or disposition of all or substantially all of the Company's assets; or (c) a merger, consolidation, or reorganization of the Company with or involving any other corporation or entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted to voting securities of the surviving entity), at least seventy percent (70%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

             (c)      A Qualifying Termination shall not include a termination of employment by reason of death, disability, or voluntary normal retirement (as such term is defined under the then established rules of the company's tax-qualified retirement plan), the Executive's voluntary termination without Good Reason, or the Company's involuntary termination of the Executive's employment for Cause.

     1.3     Good Reason. Good Reason means, without the Executive's express written consent, the occurrence after or in contemplation of a Change in Control of the company, of any one or more of the following:

             (a)      The assignment to the Executive of duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, title and reporting relationships) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to the Change in Control (or, in the case of a termination in contemplation of a Change in Control, 90 days prior to the occurrence described in Section 1.2(b)(i) or (ii) above), unless such act is remedied by the Company within 10 business days after receipt of written notice thereof given by the Executive;

             (b)      A reduction by the Company of the Executive's base salary in effect on the effective date of a Change in Control, or as the same shall be increased from time to time, unless such reduction is less than ten percent (10%) and is either (i) replaced by an incentive opportunity equal in value; or (ii) is consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress (i.e., the base salary of the Executive will not be singled out for reduction in a manner inconsistent to a reduction imposed on other executives of the Company);

             (c)      The relocation of the Executive's office more than 50 miles from the Executive's office on the effective date of the Change in Control.

                     The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

     1.4.     Cause. Cause shall mean the occurrence of any one or more of the following:

             (a)     The Executive is convicted of a felony involving moral turpitude; or

             (b)      The Executive engages in conduct or activities that constitutes disloyalty to the Company and such conduct or activities are materially damaging to the property, business or reputation of the Company; or

             (c)      The Executive persistently fails or refuses to comply with any written direction of an authorized representative of the Company other than a directive constituting an assignment described in Section 1.3(a); or

             (d)      The Executive embezzles or knowingly, and with intent, misappropriates property of the Company, or unlawfully appropriates any corporate opportunity of the Company.

     1.5      Annual Bonus Amount. The average of the annual target bonuses applicable to the Executive during the three calendar years preceding the calendar year in which the Qualifying Termination occurs.

2.      Severance Payment. Upon the occurrence of a Qualifying Termination with respect to the Executive, the Company shall pay to the Executive an amount equal to two times the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.3(b) above) and two times the Annual Bonus Amount. The payment shall be made in twenty-four (24) equal monthly installments beginning on the first day of the month following Qualifying Termination.

3.      Severance Health Benefits. Upon the occurrence of a Qualifying Termination, and for the thirty-six (36) month period thereafter, the Company shall provide to the Executive and Executive's family medical, accidental death and dismemberment, disability and death benefits as provided to other executive officers who remain employed by the Company (or a surviving entity other than the Company). The Executive shall be required to make payments for such coverage in the same amount as is required of executive officers who remain employed by the Company or a successor.

4.     Code Section 280G.

     4.1      Reduction to Avoid Excise Tax. Notwithstanding Sections 2 and 3 hereof, if the independent public accountants for the Company (the "Accountants") determine that if the payment and/or benefits to be provided under such sections (and/or any other payments and/or benefits provided or to be provided to the Executive under any applicable plan, program, agreement or arrangement maintained, contributed to or entered into by the Company or any group or entity whose actions result in a change of ownership or effective control (as those terms are defined in Code Section 280G and regulations promulgated thereunder) or any affiliate of the Company) (a "Payment" or collectively "Payments") were provided to the Executive (x) the Executive would incur an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), and (y) the net after tax benefits to the Executive attributable to the Payments would not be at least $10,000 greater than the net after tax benefits that would accrue to the Executive if the Payments that which would otherwise cause the Executive to be subject to the Excise Tax were not provided, the Payments shall be reduced so that the Payments provided to the Executive are the greatest (as determined by the accountants) that may be provided without any such Payment being subject to the Excise Tax.

             (a)      If the Payments are to be reduced under Section 4.1, the Executive shall be given the opportunity to designate which Payments shall be reduced and in what order of priority.

                    (i)      If the Executive receives reduced Payments pursuant to this Section 4.1, or if it had been determined that no such reduction was required, but it nonetheless is established pursuant to the final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 4.1, the aggregate Payments to the Executive would result in any Payment being subject to the Excise Tax, and that a reduction pursuant to Section 4.1 should have occurred, then the Executive shall be deemed for all purposes to have received a loan made on the date of the receipt of the Payments in an amount such that, after taking into consideration such loan, no portion of the aggregate Payments would be subject to the Excise Tax. The Executive shall have an obligation to repay such loan to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such loan until the date of such repayment.

                    (ii)      If the Executive's Payments are reduced or are to be reduced pursuant to this Section 4.1 above, and it is determined that the Executive's Payments were or are to be reduced pursuant to this Section 4.1 to a greater extent than was or is necessary to avoid the Excise Tax or it is determined that the Executive's Payments should not be or should not have been reduced pursuant to Section 4.1, then the Company shall promptly pay to the Executive the amount necessary so that, after such adjustment, the Executive will have received or be entitled to receive the maximum payments payable under this Section without any of the Payments being subject to the Excise Tax, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code).

     4.2     Gross-Up Payment.

             (a)      Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any Payments would be subject to the Excise Tax or any interest or penalties are incurred and it is determined that the Payments should not be reduced pursuant to Section 4.1, then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (b)      All determinations required to be made under this Section 4.2, including whether and when a Gross-Up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's Accountants, who shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accountants shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this Section 4.2 shall be paid by the Company to the Executive within five days of the receipt of the Accountants' determination. Any determination by the Accountants shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, at the time of the initial determination by the Accountants hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.2(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

             (c)      The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i)        give the Company any information reasonably requested by the Company relating to such claim,

                    (ii)       take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (iii)      cooperate with the Company in good faith in order effectively to contest such claim, and

                    (iv)       permit the Company to participate in any proceedings relating to such claim;

          Provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be any other issue raised by the Internal Revenue Service or any other taxing authority.

             (d)      If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.2(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's compliance with the requirements of Section 4.2) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.2, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.       Termination of Agreement. This Agreement shall continue until and terminate three (3) years from the date first set forth above; provided, however, that this Agreement shall be renewed automatically for subsequent three-year periods unless notified by the Chief Executive Officer at least six (6) months prior to the end of the first three-year period or of any subsequent three-year period, that this Agreement shall not be renewed. Further, if a Change in Control occurs during the term of this Agreement, this Agreement shall continue until the Company or its successor shall have fully performed all of its obligations thereunder with respect to the Executive, with no future performance being possible.

6.       Amendment of Agreement. Subject to the provisions of Section 5, this Agreement may not be amended in any manner which has a significant adverse effect on the rights of the Executive without the written consent of such Executive. Notwithstanding the foregoing, upon the occurrence of a Change in Control, this Agreement may not be amended in any respect without the written consent of the Executive.

7.       Construction. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

8.      Governing Law. This Agreement shall be governed by the laws of the District of Columbia.

9.       Successors and Assigns. This Agreement shall be binding upon the Company and any assignee or successor in interest to the Company.

10.     Dispute Resolution and Notice.

        10.1     Dispute Resolution.

                 (a)      Any good faith dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration. Such proceeding shall be conducted by final and binding arbitration before a single arbitrator mutually acceptable to both the Company and the Executive, in accordance with the rules of, and under the administration of the Center for Public Resources, in New York.

                 (b)      All reasonable costs and expenses arising out of such arbitration proceedings shall be borne by the Company. The Company shall in all events also pay its own costs (including its attorneys' fees) incurred in connection with such arbitration and, if Executive shall prevail on any issue that is material to the resolution of the dispute before the arbitrator, the Company shall also pay or reimburse Executive for his expenses incurred in connection with the arbitration (including, without limitation, his reasonable attorneys' fees).

        10.2      Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company, or in the case of the Company, to its principal offices.

                                         POTOMAC ELECTRIC POWER COMPANY

                                      By:         D. R. WRAASE

                                              Its  Ex. Vice Pres.
                                                        "COMPANY"

                                                   WILLIAM SIM
                                                  "EXECUTIVE"